Exhibit 10.61
CERTAIN PORTIONS OF THIS EXHIBIT WHICH ARE INDICATED BY “XXX”
HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL
TREATMENT AND SUCH PORTIONS HAVE BEEN FILED SEPARATELY WITH
THE COMMISSION
BIOFINING
MASTER LICENSE AGREEMENT
THIS MASTER LICENSE AGREEMENT is made and entered into as of this 22nd day of June, 2007 by and between Syntroleum Corporation (“Syntroleum”), a Delaware corporation having its principal place of business at 4322 South 49th West Avenue, Tulsa, Oklahoma 74107, and Dynamic Fuels, LLC (“Licensee”), a Delaware limited liability company. The parties agree as follows:
1.
Definitions
Except as otherwise expressly provided in this Agreement or unless the context in this Agreement requires otherwise, the terms described in Exhibit A when used in this Agreement will have the respective meanings assigned to them in Exhibit A (such meanings to be equally applicable to the singular and plural forms thereof). Each exhibit hereto is attached and incorporated into this Agreement.
2.
Syntroleum Grants to Licensee
2.01
At the written request of Licensee Syntroleum will execute a Site License Agreement in favor of Licensee for Licensee’s use of the Syntroleum Biofining Technology to produce Biofined Renewable Fuels in one or more Licensed Plants at specific locations within the Licensed Territory in accordance with the terms of this Agreement. Notwithstanding the above, Licensee will not request more than one Site License Agreement in any twelve (12) month period unless Licensee has made a good faith decision to review the development of each additional Licensed Plant. If Licensee requests more than one Site License Agreement in any twelve (12) month period, each such request will be subject to Syntroleum having adequate staff time to reasonably review and handle such request.

2.02	The Site License Agreement will be in substantially the same form as Exhibit B.
2.03
During the term of this Agreement, unless otherwise consented to in writing by Licensee, for a period of ten years from the Effective Date, Syntroleum will not license the rights to use the Syntroleum Biofining Technology to any Person in the Licensed Territory. Subject to Section 9.04, the exclusivity terms and conditions of the preceding sentence will immediately cease on the occurrence of any of the following:

Initials:                      and

(a)	if Licensee has not requested the first Site License Agreement under Section 2.01 of this Agreement within six (6) months after the Effective Date;
(b)
if Licensee or the owner of the first Licensed Plant has not advised Syntroleum in writing that it desires for Syntroleum to proceed with the development of the process design package for the first Licensed Plant within twelve (12) months after Syntroleum provides the cost estimate required by the Site License Agreement for the first Licensed Plant to develop the process design package; or

(c)
if Licensee or the owner of the first Licensed Plant has not commenced construction of the first Licensed Plant within eighteen (18) months after delivery by Syntroleum of the process design package for such Licensed Plant; or

(d)
if a period of forty-eight (48) months lapses after the execution date or effective date, whichever is earlier, of the Site License Agreement for the first Licensed Plant under this Agreement without (i) commencement of construction by Licensee or any individual Owner of Licensee or an Affiliate of such Owner under a second Site License Agreement, (ii) commencement of construction by Licensee of a plant located outside the Licensed Territory to produce Biofined Renewable Fuels, (iii) commencement of construction by the Owners of Licensee or their Affiliates of a biomass to liquids plant utilizing Syntroleum Fisher-Tropsch technology, or (iv) either of the Owners of Licensee having proposed for a vote of the Members of Licensee the construction of a second Licensed Plant within the Licensed Territory or if proposed the Owners of Licensee having mutually agreed to not build a second Licensed Plant within the Licensed Territory; or

(e)
if a period of forty-eight (48) months lapses after the execution date or effective date, whichever is earlier, of any Site License Agreement and the Owners of Licensee have given notice to Syntroleum that they no longer intend to build any further Licensed Plants.

2.04
Notwithstanding anything to the contrary contained in this Agreement, no assignment, deed, sale or other transfer of the Syntroleum Biofining Technology is made to Licensee by execution of this Agreement.

3.
Technical Assistance
3.01
In accordance with the terms and conditions of each Site License Agreement, Syntroleum agrees to disclose and make available to Licensee as part of this Agreement, upon the reasonable request of Licensee, any and all Inventions and Improvements developed by Syntroleum or its Affiliates relating to the Syntroleum Biofining Technology.

Initials:                      and

3.02	Except as provided under Sections 3.01 and 3.03 of this Agreement, Syntroleum will provide any and all Technical Services for the Licensed Plant to Licensee under the Services Agreement.
3.03	Syntroleum will provide to Licensee Technical Services free of charge for the one (1) year period immediately after the commissioning of the first Licensed Plant, subject to the following:
(a)
such Technical Services will be limited to 1,920 man hours per year consisting of Syntroleum personnel having the requisite skills to effectively and efficiently provide the required Technical Services;

(b)	such Technical Services will be limited to matters covered by the scope of the first Site License Agreement as applicable to Syntroleum;
(c)
such Technical Services will not include any third party costs or travel costs. Any third party costs or travel costs will be invoiced to Licensee in accordance with the fee schedule set forth in the first Site License Agreement.

4.
Licensee Grants to Syntroleum
4.01
Licensee will disclose and make available to Syntroleum as part of this Agreement, upon the reasonable request of Syntroleum, any and all Inventions or Improvements developed by Licensee or its Affiliates relating to the production of Biofined Renewable Fuels.

4.02
Subject to the terms and conditions of this Agreement, Licensee grants to Syntroleum a limited, non-exclusive, irrevocable, royalty free, world-wide right and license under Licensee Patent Rights and Licensee Technical Information for the design, construction, operation and maintenance (including modification, debottlenecking and replacement but excluding expansion) of facilities producing Biofined Renewable Fuels, together with the right to grant corresponding sublicenses of Licensee Patent Rights and Licensee Technical Information to other licensees of the Syntroleum Biofining Technology for use at a licensed plant producing Biofined Renewable Fuels, provided that any such licensee to whom a sublicense is to be granted will have granted reciprocal rights to Syntroleum to use and grant sublicenses under such licensee’s patent rights and technical information for the benefit of Licensee and Syntroleum will have granted such sublicenses to Licensee. Licensee will have the right to charge Syntroleum a reasonable fee for any training with respect to Licensee Patent Rights and Licensee Technical Information as may be agreed with Syntroleum on a case by case basis. Any intellectual property or similar asset developed by Licensee other than Licensee Patent Rights and Licensee Technical Information are not included in such license.

Initials:                      and

4.03
Should Licensee, during the term of this Agreement, make any patentable Inventions or Improvements, Licensee may, at its sole discretion, file patent applications, whether in the U.S., Patent Cooperation Treaty and/or another jurisdiction, with respect to such Inventions or Improvements in its own name and at its own expense, and take such other steps as are necessary, in the sole judgment of Licensee, to protect its rights in such Inventions or Improvements. In the event Licensee declines to file any patent application with respect to any Inventions or Improvements, it will notify Syntroleum within thirty (30) days of its decision not to file such application and will allow Syntroleum, at its sole discretion, to file such patent application at its sole expense and to take such other steps as are necessary, in Syntroleum’s sole judgment, to protect any patent rights in such Inventions or Improvements. Subject to Licensee’s obligation to account to any third parties pertaining to the patentable Inventions or Improvements, if Syntroleum elects to pursue such patent application, Licensee will assign to Syntroleum all of Licensee’s right, title and interest in and to the patentable Inventions or Improvements.

4.04
In the event Licensee files an application on any Invention or Improvements in any jurisdiction and later decides to terminate prosecution of such application, Licensee will notify Syntroleum of such decision within a reasonable time prior to allowing such application to lapse or become abandoned. In such event, Syntroleum, in its own and sole discretion, may continue prosecution of such application, with all title to such patent application assigned to Syntroleum.

4.05
Syntroleum and Licensee each agree that they will take all actions and execute all documents and will cause their employees, agents and contractors to take all actions and execute all documents as are necessary or appropriate to carry out the provisions of this Article 4 or to assist each other in the preparation, filing and prosecution of patent applications or securing such protection referenced in this Article 4 when so requested.

4.06
Licensee hereby grants to Syntroleum the right to reasonably inspect, at mutually convenient times, the operating procedures, process conditions, material balances, energy consumption, catalyst performance, and analyses of the Biofined Renewable Fuels which are applicable to Licensee’s Inventions or Improvements at any plant incorporating such Inventions or Improvements. Syntroleum hereby grants to Licensee the right to reasonably inspect, at mutually convenient times, the operating procedures, process conditions, material balances, energy consumption, catalyst performance, and analyses of the Biofined Renewable Fuels which are applicable to Licensee’s Inventions or Improvements at plants owned by Syntroleum.

4.07
Licensee will provide safe access to Syntroleum, from time to time and upon request by Syntroleum, to collect and remove samples of intermediate streams and the Biofined Renewable Fuels as they are produced by each Licensed Plant, in reasonable amounts in number and quantity as necessary to verify compliance with this Agreement. Syntroleum’s cost to collect, remove and analyze samples will be born by Syntroleum.

4.08
Licensee will allow Syntroleum and its representatives the right to access each Licensed Plant at reasonable and convenient times to observe the construction, start-up and ongoing plant operations over the service life of such Licensed Plant and to train third party licensees.

Initials:                      and

4.09
No grant, transfer or use by Syntroleum or any Syntroleum sub-licensee of any Licensee Patent Rights or Licensee Technical Information will imply or result in any indemnity, warranty, liability or obligation by Licensee with respect to such rights or information, it being understood that Licensee is not in the business of developing intellectual property rights, and that all such rights and information will be transferred by Licensee as is, where is and without any express or implied warranty or representation of any kind to Syntroleum, any Syntroleum sub-licensee or any other person, including as to title, merchantability or usefulness for a particular purpose.

5.
License and Other Fees
5.01	Licensee agrees to pay all fees and royalties to Syntroleum in accordance with each Site License Agreement executed pursuant to this Agreement.
5.02
So long as Syntroleum owns an ownership interest in Licensee, there will not be any upfront fee in any Site License Agreement. So long as Syntroleum owns an ownership interest in Licensee, each Site License Agreement will contain a mutually acceptable running royalty on produced products as specified in the form of the Site License attached to this Agreement. If Syntroleum no longer owns an ownership interest in Licensee, Licensee and Syntroleum will negotiate in good faith an upfront royalty fee for the second and any subsequent Site License Agreements to be entered into pursuant to this Agreement which upfront fee will be calculated utilizing the lesser of (i) a commercially reasonable royalty fee per gallon and (ii) $XXX per gallon of Biofined Renewable Fuels produced at the Licensed Plant adjusted annually for inflation using the BLS.

5.03
All amounts payable under this Agreement will be paid by Licensee to Syntroleum at Syntroleum’s address specified in Section 10.08, or to an account at a bank specified by Syntroleum, in dollars of the United States of America.

5.04
In the event Licensee is required to withhold any taxes from amounts payable to Syntroleum under this Agreement, Licensee agrees to provide Syntroleum at the time of such withholding with a receipt or other evidence, if any, issued by the appropriate governmental agency reflecting the deposit of such taxes with such agency.

6.
Warranties and Indemnities
6.01
Syntroleum represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, United States of America, and has full power and authority to enter into and perform its obligations under this Agreement, including, without limitation, the right to grant all licenses and provide the services set forth in this Agreement. The execution, delivery and performance of this Agreement and all documents relating hereto by Syntroleum have been duly and validly authorized by all requisite corporate action and constitute valid and binding obligations of Syntroleum enforceable in accordance with their respective terms.

Initials:                      and

6.02
Licensee represents and warrants that it is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full power and authority to enter into and perform its obligations under this Agreement including the right to grant the rights and licenses as set forth in Article 4 of this Agreement. The execution, delivery and performance of this Agreement and all documents relating hereto by Licensee have been duly and validly authorized by all requisite limited liability company action and constitute valid and binding obligations of Licensee enforceable in accordance with their respective terms.

6.03
Except as otherwise expressly set forth in this Agreement, SYNTROLEUM MAKES NO AND HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND TO LICENSEE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REPRESENTATION WITH RESPECT TO USE OF THE SYNTROLEUM BIOFINING TECHNOLOGY AS AUTHORIZED HEREUNDER.

6.04
IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR SAVINGS, REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH A CLAIM FOR SUCH DAMAGES, WHETHER IN CONTRACT OR TORT INCLUDING NEGLIGENCE, EVEN IF SYNTROLEUM OR LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BUT IF A PARTY IS FOUND LIABLE, DESPITE THE ABOVE LANGUAGE, TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES THEN THE MAXIMUM LIMIT OF SUCH DAMAGES IS AGREED TO BE $50,000. ANY DAMAGES RESULTING FROM UNAUTHORIZED DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION OR UNAUTHORIZED USE OF THE SYNTROLEUM BIOFINING PATENT RIGHTS OR THE LICENSEE PATENT RIGHTS UNDER THIS AGREEMENT SHALL BE DEEMED TO BE DIRECT DAMAGES. SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES RECOVERED FROM A PARTY BY A THIRD PARTY WITH RESPECT TO WHICH THE OTHER PARTY IS REQUIRED TO PROVIDE INDEMNIFICATION PURSUANT TO THIS AGREEMENT SHALL BE DEEMED TO BE DIRECT DAMAGES.

Initials:                      and

7.
Confidentiality and Limitations
7.01
Licensee agrees that any Confidential Information disclosed by Syntroleum or an Affiliate directly or indirectly to Licensee during the term of this Agreement will be kept confidential by Licensee until five (5) years after the termination of this Agreement or fifteen (15) years from the Effective Date, whichever last occurs, with the same standard of care Licensee uses to protect its own similar confidential information and, except as otherwise provided in this Agreement, will not be disclosed to others or copied or duplicated (except for internal use) and will be used by Licensee solely for purposes covered by the scope of each license granted pursuant to this Agreement. Licensee may disclose such Confidential Information to third parties, except competitors of Syntroleum as a technology provider (including, but not limited to those entities listed on Exhibit E which Exhibit may be amended from time to time by the mutual agreement of the Parties, such agreement not to be unreasonably withheld), who have executed a confidentiality agreement with Syntroleum with confidentiality terms no less restrictive than those set forth in this Section 7.01. To the extent reasonably necessary to carry out the purposes of this Agreement, Licensee may disclose any of the foregoing information to an Affiliate, provided that the Affiliate has agreed in writing to be bound by confidentiality terms no less restrictive than those set forth in this Section 7.01.

7.02
Syntroleum agrees that any Confidential Information disclosed by Licensee or an Affiliate directly or indirectly to Syntroleum during the term of this Agreement will be kept confidential by Syntroleum until five (5) years after the termination of this Agreement or fifteen (15) years from the Effective Date, whichever last occurs, with the same standard of care Syntroleum uses to protect its own similar confidential information, and except as otherwise provided in this Agreement will not be disclosed to others or copied or duplicated, and will be used by Syntroleum solely in the development, marketing and licensing of Biofined Renewable Fuels, and for no other purpose. Syntroleum may disclose such Confidential Information to third parties who have executed a confidentiality agreement with Licensee with confidentiality terms no less restrictive than those set forth in this Section 7.02. To the extent reasonably necessary to carry out the purposes of this Agreement, Syntroleum may disclose any of the foregoing information to an Affiliate, provided that the Affiliate has agreed in writing to be bound by confidentiality terms no less restrictive than those set forth in this Section 7.02.

7.03
A Party will not be subject to the restrictions set forth in Sections 7.01 and 7.02 of this Agreement as to the disclosure, duplication or use of disclosed Confidential Information, if the receiving Party can prove by competent evidence that such Confidential Information (and not a general description of the subject of such Confidential Information):

(a)	was already known to the receiving Party or an Affiliate prior to the disclosure thereof by the disclosing Party;
(b)	is or becomes part of the public knowledge or literature without breach of this Agreement by the receiving Party but only after it becomes part of the public knowledge or literature;
Initials:                      and

(c)
will otherwise lawfully become available to the receiving Party or an Affiliate from a third party but only after it becomes so available and provided the third party is not under obligation of confidentiality to disclosing Party; or

(d)
is developed by the receiving Party or an Affiliate independently of any disclosure by the disclosing Party to the receiving Party or an Affiliate under this Agreement or independently of any joint research and development activities of Licensee and Syntroleum which may occur under a separate agreement.

7.04
The receiving Party will limit access to the Confidential Information disclosed to it to those employees of the receiving Party or an Affiliate who reasonably require the same and who are under a legal obligation of confidentiality on the terms set forth herein. The receiving Party will be responsible to the disclosing Party for the performance by its employees of their confidentiality obligations.

7.05
In the event that a Party which is recipient of Confidential Information from the other Party is requested or required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process to disclose any such Confidential Information, the receiving Party will provide the disclosing Party with prompt written notice of such request or requirement prior to making the requested disclosure, and will cooperate with the disclosing Party so that the disclosing Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the receiving Party may disclose only that portion of the Confidential Information that the receiving Party is advised by counsel is legally required to be disclosed.

7.06
The Parties agree that they will each take all actions and execute all documents, and will cause their employees, agents and contractors to take all actions and execute all documents as are necessary or appropriate to carry out the provisions of this Article 7 or to assist each other in securing protection of intellectual property and Confidential Information referenced in this Article 7.

7.07
With respect to any Syntroleum Biofining Catalysts furnished to Licensee under any Catalyst Sales Agreement for use by Licensee at a Licensed Plant, Licensee will not, and Licensee will not allow any other person to, analyze, break down, reverse engineer or otherwise seek to determine the chemical composition of any such catalyst, except that Licensee will be entitled to:

(a)
perform analyses that Syntroleum may from time to time specifically authorize in writing, to the extent required for monitoring the performance of such Licensed Plant and for reclamation or disposal of spent catalysts, such authorization not to be unreasonably withheld;

(b)
provide results of the aforementioned analyses to other parties to the extent required for reclamation or disposal of spent catalysts, but only after such other parties have entered into a confidentiality agreement with Syntroleum with confidentiality terms no less restrictive than those set forth in Section 7.01 of this Agreement; and

Initials:                      and

(c)
ensure that the agent under the Catalyst Escrow Agreement the parties intend to enter into prior to construction of the first Licensed Plant is current with all Syntroleum Biofining Catalyst Information, including any information relating to methods specified by Syntroleum for manufacturing catalysts for use in producing Biofined Renewable Fuels, so as to perform their role as the agent under such Catalyst Escrow Agreement.

Syntroleum will be provided with a copy of all such analyses which has been approved in writing prior to release to other parties.

7.08
It is recognized that public announcements of the material terms regarding this Agreement may be necessary upon execution to comply with the rules and regulations of the U.S. Securities and Exchange Commission, any other regulatory body or any public trading exchange. In such instance, each Party agrees to provide written notice to the other Party of the content of any proposed disclosure, press release, or other announcement relating to this Agreement at least twenty-four (24) hours prior to its intended release.

8.
Assignment and Transfers
8.01
Licensee will not assign its rights and obligations under this Agreement to any competitor of Syntroleum listed on Exhibit C (which exhibit may be amended from time to time by the mutual agreement of the Parties, such agreement not to be unreasonably withheld). Except for assignment to a wholly-owned subsidiary, this Agreement will not be assignable by Licensee without the prior written consent of Syntroleum which consent will not be unreasonably withheld. Licensee will promptly notify Syntroleum in writing of any assignment to a wholly-owned subsidiary. Except for assignment to a wholly-owned subsidiary, any attempted assignment of this Agreement by Licensee without consent of Syntroleum will be void.

8.02
Except for assignment to a wholly-owned subsidiary, this Agreement may not be assigned by Syntroleum without the prior written consent of Licensee which consent will not be unreasonably withheld. Except for assignment to a wholly-owned subsidiary, any attempted assignment of this Agreement by Syntroleum without the prior written consent of Licensee will be void. No assignment of this Agreement to a wholly-owned subsidiary by Syntroleum will be valid unless such subsidiary has the appropriate rights to grant the license provided under this Agreement and the ability to perform the other obligations of Syntroleum under this Agreement.

Initials:                      and

8.03
Syntroleum acknowledges and agrees that Licensee may assign this Agreement as collateral to any lender providing financing to Licensee, and Syntroleum shall execute a form of consent to assignment reasonably requested by any such lender.

9.
Term and Termination
9.01
Except as provided in Section 7.01 and the following sentence, this Agreement will terminate on the later to occur of (i) 10 years after the date of this Agreement and (ii) 2 years after the Development Activities Completion Date. If Licensee fails to pay an Upfront Royalty (as defined in the Site License Agreement), and Syntroleum has not otherwise agreed to a continued Running Royalty or some other form of payment under such Site License Agreement, Syntroleum shall have the right to terminate this Agreement by giving written notice to Licensee. The termination of this Agreement has no effect on any issued Site License Agreement. Notwithstanding the above, if (i) the Licensee has not commenced construction of the initial Licensed Plant within three years of the Effective Date, which period will be extended for Excusable Delay, or (ii) the initial Licensed Plant produces less than XXX (XXX) of the nameplate capacity per day of renewable fuels as set forth in the Process Design Package for such initial Licensed Plant during each day of the Performance Test and fails to meet the Process Guarantee (as such terms are defined in the initial Licensed Plant’s Site License Agreement) then this Agreement will terminate and neither party will have any further obligations under the terms and conditions of this Agreement. The parties anticipate the nameplate capacity of the Licensed Plants under Site License Agreements will be five thousand (5000) barrels per day. If the nameplate capacity, as specified in the Process Design Package delivered under any such Site License Agreement, is higher or lower than five thousand (5000) barrels a day the parties agree to appropriately modify any term in the relevant Site License to take such lower or higher nameplate capacity into account.

9.02
If a material default occurs in connection with this Agreement, the non-defaulting Party will provide written notice to the defaulting Party. The defaulting Party must respond in writing within thirty (30) days as to its intent to cure the material default. The actions by the non-defaulting Party under this Article 9 will not prejudice such Party from enforcing any claim which it may have for damages or otherwise on account of the default.

9.03	Termination of this Agreement will not:
(a)	relieve Licensee of its obligations to account for and pay all amounts due Syntroleum under any Site License Agreement in effect arising prior to its termination;
(b)	affect any rights granted under Article 4 with respect to Licensee Patent Rights and Licensee Technical Information, which will survive termination in accordance with its terms; or
Initials:                      and

(c)	affect the obligations of Syntroleum and Licensee under Articles 6 and 7, which will survive termination in accordance with their terms.
9.04
No Party to this Agreement will be in default in performing its obligations under this Agreement, except the obligations to provide the license or pay the amounts required under this Agreement, to the extent that performing such obligations, or any of them, is delayed or prevented by Force Majeure. Each Party will use commercially reasonable efforts to remove the cause of such Force Majeure.

9.05
Notwithstanding anything to the contrary set forth in this Agreement, if Licensee fails to take any action contemplated by this Agreement within the period of time specified in this Agreement due to Excusable Delay, then such period of time shall be extended by an amount of time equal to the period of such Excusable Delay.

9.06
Licensee will have the right to terminate this Agreement in its sole discretion, with or without cause, upon the delivery of written notice of termination to Syntroleum no less than sixty (60) days prior to the date of such termination.

10.
Miscellaneous
10.01
This Agreement embodies the entire intent of the Parties and merges all prior oral and written agreements between the Parties hereto with respect to subject matter hereof. No stipulation, agreement, representation or understanding of the Parties hereto will be valid or enforceable unless contained in this Agreement or in a subsequent written agreement signed by the Parties hereto.

10.02
This Agreement shall be governed by, and shall be enforced, construed and interpreted in accordance with, the laws of the State of New York (without giving effect to any principle of conflict of laws that would result in the application of the law of another jurisdiction as the governing law of this Agreement), which shall be deemed to be the proper law of this Agreement. Subject to Section 10.03, the parties agree that the jurisdiction governing any disputes or interpretation of matters arising from the Agreement is the State of New York, in New York County. Any action or proceeding which is permitted to be brought by a party against a party to this Agreement arising out of or relating to this Agreement, whether in tort or contract or at law or in equity, shall be brought in a federal court in the State of New York, in New York County or, if federal court shall not have jurisdiction, state court in the State of New York, in New York County and each party: (a) irrevocably submits to the personal jurisdiction of such courts; (b) waives any objection to laying venue in any such action or proceeding in such courts; (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it; and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in the heading of this Agreement or as specified below. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any person other than the parties to the Agreement. Each party shall appoint an agent for service in New York County for service of process in any dispute arising out of or relating to the Agreement and agrees that service upon such agent shall constitute personal service upon each such party.

Initials:                      and

10.03
The parties agree that in the event of any dispute, controversy, or claim between the parties arising out of or relating to this Agreement, or the alleged breach of this Agreement (expressly including the validity, scope, and enforceability of this arbitration agreement), the Controller of Licensee and the President of Syntroleum shall confer. If they fail within fifteen (15) days to agree on a satisfactory resolution, then the parties agree that any such dispute, controversy, claim or alleged breach shall be settled by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment on the award rendered by the arbitrator may be entered by a United States District Court. The parties stipulate this Agreement involves a transaction in interstate commerce and that the Federal Arbitration Act is fully applicable. Within thirty (30) days of either party delivering to the other party notice of arbitration under this Section 10.03, each party shall select an arbitrator. The two arbitrators selected by the parties shall, within ten (10) days of their appointment, select as chairman of the tribunal, a third neutral arbitrator (collectively with the party-appointed arbitrators, the “Arbitrators” and each an “Arbitrator”). If the two party-appointed Arbitrators do not agree on a third neutral Arbitrator, the third Arbitrator shall be selected by the AAA. The arbitration hearing shall be held in Houston, Texas before the three Arbitrators. Each of the Arbitrators shall be unaffiliated with either party or its affiliates, shall not have any material financial dependence on either party, and shall at all times remain neutral and wholly impartial. The arbitration hearing shall commence within twenty (20) days of the appointment of the third Arbitrator. The arbitrators shall have no power to modify the terms of this Agreement or to award punitive damages. The parties hereto hereby waive any rights or claims for punitive damages in arbitration.

10.04
This Agreement does not grant and will not be construed as granting any license, authorization or consent, to either Party by the other Party hereto, to use any name, trademark, service mark or slogan of the other Party. Except as required by law, a Party will not use the other Party’s name without written consent, except for the identification of the other Party as Syntroleum or a licensee of Syntroleum.

10.05
Failure of either Syntroleum or Licensee at any time or from time to time to exercise any of its rights under this Agreement or to insist upon strict performance of the other Party’s obligations hereunder will not be deemed a waiver of or to limit any of such rights or obligations with respect to such rights or obligations or any subsequent occurrence.

10.06
The Parties may publish the existence of this Agreement but agree not to disclose, without the prior written consent of the other Party, any of the terms of this Agreement or any portion thereof, or any amendment concerning the same, except as required by law.

Initials:                      and

10.07
In construing this Agreement: (i) no consideration shall be given to the captions of the Articles, Sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid to construction and shall not be interpreted to limit or otherwise affect the provisions of this Agreement, (ii) no consideration shall be given to the fact or presumption that any party had a greater or lesser hand in drafting this Agreement, (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (iv) the word “includes” and its syntactic variants means “includes, but is not limited to” and corresponding syntactic variant expressions, words such as “herein,” “hereafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole and the word “and” shall be deemed to mean “and/or” where the context so requires, (v) the plural shall be deemed to include the singular, and vice versa, (vi) each gender shall be deemed to include the other gender, (vii) each Exhibit, Appendix, Attachment and Schedule to this Agreement is part of this Agreement, (viii) references to a Person are also to its permitted successors and permitted assigns and (ix) unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, included (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and reference to all attachments thereto and instruments incorporated therein.

10.08
Should any part or provision of this Agreement be held unenforceable or in conflict with the laws of the State of New York, the validity of the remaining parts or provisions will not be affected by such holding.

10.09	All notices hereunder will be addressed to the Parties as follows:

If to Syntroleum:	If to Licensee:

Syntroleum Corporation 4322 South 49th West Avenue Tulsa, OK 74107 Fax No.: (918) 592-7979 Phone No.: (918) 592-7900 ATTN: General Counsel	Dynamic Fuels, LLC To Be Provided In Writing
Any notice required or permitted to be given under this Agreement by one of the Parties to the other will be deemed to have been sufficiently given for all purposes hereof if mailed by registered or certified mail, postage prepaid, addressed to such Party at its address indicated above, electronically transmitted and acknowledged by the other Party or by actual delivery of written notice to the other Party.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.
Initials:                      and

SYNTROLEUM CORPORATION
By:	/s/ John B. Holmes, Jr.
	Name:	John B. Holmes, Jr.
	Title:	Chief Executive Officer

DYNAMIC FUELS, LLC
By:	/s/ Jeffrey P. Webster
	Name:	Jeffrey P. Webster
	Title:	Management Committee

Initials:                      and

Exhibit A
to Biofining Master License Agreement
DEFINITIONS
1.	“Affiliate” means, with respect to a Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person.
2.	“Agreement” means the Biofining Master License Agreement to which this Exhibit A is attached together with all exhibits thereto.
3.
“Bio Feedstock” means animal fats and other feedstocks, including, but not limited to, vegetable oils, yellow, brown and recycled grease, glycerin, glycerol, palm oil, soybean oil and other bio-oils, but excluding any material or product produced from a Fischer-Tropsch synthesis process.

4.
“Biofined Renewable Fuels” means renewable fuels made from Bio Feedstocks including, but not limited to, iso-paraffinic kerosene, jet fuel, diesel, naphtha, petroleum jelly and liquefied petroleum gas.

5.	“BLS” means the factor equal to (a) the BLS Index for the calendar year in which the payment is being made divided by (b) the BLS Index applicable as of the Effective Date.
6.
“BLS Index” means the index for January of the year in question represented by the Producer Price Index for Industrial Commodities as published by the Bureau of Labor Statistics, U.S. Department of Labor, using the year 1982 as the base index equal to 100. If, at any time, the above index should cease to be published, then another suitable index published by the U.S. Government or other authoritative organization and generally recognized by the trade as authoritative with respect to changes in the U.S. of equivalent commodity costs will be used.

7.	“Confidential Information” means:
a. the Agreement and the terms thereof; and
b. information of Syntroleum or Licensee disclosed to the other Party under the Agreement, including any formula, pattern, compilation, program, apparatus, device, drawing, schematic, method, technique, know-how, process or pilot plant data, and other non-public information such as business plans, financial information or other technology that:
(i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, which information will be disclosed in writing and labeled as “Confidential” or the equivalent, or if disclosed verbally or in other non-written form, identified as such at the time of disclosure and thereafter summarized in writing by the disclosing Party within thirty (30) days of such initial disclosure.
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Confidential Information includes, without limit, Syntroleum Biofining Catalyst Information, Syntroleum Biofining Technical Information, and Licensee Technical Information.

8.
“Control,” “Controlling” or “Controlled” means the possession, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, partnership interests, management authority, by contract or otherwise; and without limiting the foregoing, it shall be deemed that the ownership of more than 50% of the voting securities, partnership interests, member interests or percentage interest of another Person shall be deemed to meet such control test.

9.
“Development Activities Completion Date” means the first to occur of (i) the date which the Owners of Licensee agree is the Development Activities Completion Date, (ii) 180 days following the commencement of commercial operations of the last Licensed Plant developed by the Licensee during the 10 year period commencing on the date of this Agreement and (iii) the abandonment by the Licensee of the development of such Licensed Plant

10.	“Effective Date” means the date set forth in the first paragraph of this Agreement.
11.
“Excusable Delay” means a period of delay by the Licensee in taking any action caused by (i) the failure of Syntroleum to perform an obligation under this Agreement or any agreement entered into in connection with this Agreement, (ii) a decision by Licensee to delay taking such action made with the consent of or without objection by Syntroleum or (iii) the delay of any governmental authority, body or agency granting any permit, license or authorization so long as Licensee is prudently and diligently pursuing the permit, license or authorization but in no event longer than 18 months from the decision by Licensee to delay such action.

12.
“Force Majeure” means a revolution, civil unrest, strike, labor disturbances, epidemic, fire, lightening, flood, storm, earthquake, explosion, blockage or embargo, or any law, proclamation, regulation or ordinance, or any other cause that is beyond the control and without the fault or negligence of the Party asserting the benefit of a Force Majeure event.

13.
“Inventions or Improvements” means any process, formula, composition, device, catalyst, apparatus, technology, know-how, operating technique, improvement, modification, or enhancement relating to the use, operation, or commercialization of any technology capable of producing Biofined Renewable Fuels, which is discovered, made, designed, developed or acquired by Syntroleum or Licensee, solely or with others, since the Effective Date, whether patentable or not, including, without limitation, patents,

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copyrights, and Confidential Information and further including the full scope and content of the intellectual and tangible property included therein and produced therefrom, e.g., drawings, prints, chemical formulae, prototypes, data, computer programs and software, and the like. Inventions or Improvements will not include any information relating to methods of manufacturing catalysts for use in the production of Biofined Renewable Fuels.

14.
“Licensed Plant” means a plant licensed to operate under the terms of a Site License Agreement within the Licensed Territory with a design production capacity measured in gallons of Biofined Renewable Fuels per day, using or designed to use the Syntroleum Biofining Technology to produce Biofined Renewable Fuels.

15.	“Licensed Territory” means the United States of America.

16.	“Licensee” means Dynamic Fuels, LLC, a Delaware limited liability company.
17.
“Licensee Patent Rights” means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of Inventions or Improvements practiced in a Licensed Plant and applicable to the production of Biofined Renewable Fuels, in each case to the extent that, and subject to the terms and conditions under which, Licensee has the right to grant licenses, immunities or licensing rights without having to make payment to others.

18.
“Licensee Technical Information” means all unpatented Inventions or Improvements practiced in a Licensed Plant and applicable to the production of Biofined Renewable Fuels, in each case to the extent that, and subject to the terms and conditions under which, Licensee has the right to grant licenses, immunities or licensing rights without having to make payment to others.

19.	“Owner” of Licensee means either Syntroleum or Tyson Foods, Inc individually.

20.	“Owners” of Licensee means Syntroleum and Tyson Foods, Inc. jointly.

21.	“Parties” means Syntroleum and Licensee.

22.	“Party” means Syntroleum or Licensee.
23.
“Person” means any natural person, corporation, joint venture, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, other than the Parties.

24.	“Services Agreement” means the Services Agreement dated as of June 22, 2007 between Syntroleum and Licensee.
25.
“Site License Agreement” means a certain agreement to be entered into between Syntroleum and Licensee for the design, construction and operation of a Licensed Plant within the Licensed Territory in substantially the same for as Exhibit B to the Agreement.

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26.	“Syntroleum” means Syntroleum Corporation, a Delaware corporation having its principal place of business at 4322 South 49th West Avenue, Tulsa, Oklahoma 74107.
27.	“Syntroleum Biofining Catalysts” means any and all catalysts proprietary to and/or provided by Syntroleum for use in the production of Biofined Renewable Fuels.
28.
“Syntroleum Biofining Catalyst Information” means, without limit, information relating to any catalyst, catalyst formulation, conditioning procedure, start-up procedure, regeneration procedure, or performance considered to be proprietary by and to Syntroleum or acquired by Syntroleum which is useful in producing Biofined Renewable Fuels and which has been used commercially or is ready for commercial use. Syntroleum Biofining Catalyst Information will not include any information relating to methods for manufacturing catalysts for use in producing Biofined Renewable Fuels.

29.
“Syntroleum Biofining Catalyst Patent Rights” means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of catalysts useable in producing Biofined Renewable Fuels and expressly excluding any process operating techniques or apparatus or methods for manufacturing such catalysts, which are acquired by Syntroleum (with right to sublicense) or are based on inventions conceived by Syntroleum prior to termination of this Agreement; in each case to the extent that, and subject to the terms and conditions, including the obligation to account to and/or make payments to others, under which Syntroleum has the right to grant licenses, sublicenses, immunities or licensing rights.

30.
“Syntroleum Biofining Patent Rights” means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of producing Biofined Renewable Fuels (including, without limitation, any operating techniques and apparatus and expressly excluding Syntroleum Biofining Catalyst Patent Rights) which are acquired by Syntroleum (with right to sublicense) or are based on inventions conceived by Syntroleum prior to termination of this Agreement; in each case to the extent that, and subject to the terms and conditions, including the obligation to account to and/or make payments to others, under which Syntroleum has the right to grant licenses, sublicenses, immunities or licensing rights.

31.
“Syntroleum Biofining Technical Information” means all unpatented information relating to the production of Biofined Renewable Fuels (including, without limitation, operating techniques and apparatus for carrying out the production of Biofined Renewable Fuels and expressly excluding Syntroleum Biofining Catalyst Information) which (a) either (i) has been commercially used or (ii) is in a stage of development suitable for commercial use, and (b) has been made or acquired by Syntroleum (with right to sublicense) prior to the termination of this Agreement; in each case to the extent that, and subject to, the terms and conditions, including the obligation to account to and/or make payments to others, under which Syntroleum has the right to disclose and grant rights to others.

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32.
“Syntroleum Biofining Technology” means Syntroleum’s proprietary technology for producing Biofined Renewable Fuels and includes Syntroleum Biofining Technical Information, Syntroleum Biofining Patent Rights, Syntroleum Biofining Catalyst Information and Syntroleum Biofining Catalyst Patent Rights. Syntroleum Biofining Technology expressly excludes the right to make or sell Syntroleum Biofining Catalysts.

33.	“Technical Services” means any of the following services pertaining to the Licensed Plant that Syntroleum may provide to Licensee:
a. review of any design information relating to any existing plant facilities;
b. review of any re-designs, modifications or other information prepared by Licensee’s engineer;
c. review of any information, specifications or drawings received by Licensee from equipment suppliers;
d. commissioning or start-up assistance of the Licensed Plant;
e. training of Licensee’s operating, maintenance, laboratory or product development personnel;
f. preparing customized, site-specific guidelines for Licensee’s use in drafting its own operating procedures for the Licensed Plant;
g. providing product development or customer service assistance;
h. performing tests in Syntroleum’s laboratories or production facilities;
i. trouble-shooting, maintenance and repair assistance;
j. providing any of the services listed on Exhibit C to a Site License Agreement; and
h. providing any other services necessary to transfer of the Syntroleum Biofining Technology to Licensee.
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Exhibit B
to Biofining Master License Agreement
[NOT EXECUTED OR OPERATIVE]
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Exhibit C
to Biofining Master License Agreement
List of Syntroleum Competitors
1.	Sasol

2.	ExxonMobil

3.	Rentech

4.	Shell

5.	UOP

6.	Neste

7.	British Petroleum

8.	ConocoPhillips

9.	Changing World Technologies

10.	Ben Gurion University
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